As filed with the Securities and Exchange Commission on December 29, 2016

Registration No. 333-186799

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EUROSITE POWER INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-5250881 (I.R.S. Employer Identification No.)

EuroSite Power Inc.

45 First Avenue

Waltham, Massachusetts 02451

 (Address of principal executive offices)

Elias Samaras

Chief Executive Officer

EuroSite Power Inc.

45 First Avenue

Waltham, Massachusetts 02451

(781) 522-6020

(Name, address and telephone number of agent for service)

Copy to:

C. Russel Hansen, Jr.
Chu, Ring & Hazel LLP
241 "A" Street
Boston, MA 02210
Tel: (617) 443-9800

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

This Post-Effective Amendment relates to the Registration Statement on Form S-3 (Registration No. 333- 186799) filed by EuroSite Power Inc. (the “Registrant”) on February 22, 2013 (the “Registration Statement”), to register 1,872,525 shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”), including 875,000 shares of common stock and 997,525 shares of common stock issuable upon the exercise of warrants, in connection with a private placement.

 The Registrant has no further obligation to maintain effectiveness of the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 is being filed to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered but not sold under the Registration Statement. As a result of this deregistration, no securities remain registered for resale pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 29th day of December, 2016.

EUROSITE POWER INC.

By:	/s/ Elias Samaras
Elias Samaras Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities indicated on December 29, 2016.

Signature	Title	Date
/s/ Jacques de Saussure*	Chairman of the Board and Director	December 29, 2016
Jacques de Saussure

/s/ Elias Samaras	Director, Chief Executive Officer	December 29, 2016
Elias Samaras	(Principal Executive Officer)

/s/ Bonnie J. Brown	Chief Financial Officer	December 29, 2016
Bonnie J. Brown	(Principal Financial and Accounting Officer)

/s/ Ahmed F. Ghoniem*	Director	December 29, 2016
Ahmed F. Ghoniem

/s/ Marcel Cassard*	Director	December 29, 2016
Marcel Cassard

/s/ Stelios Zavvos*	Director	December 29, 2016
Stelios Zavvos

/s/ Joan Giacinti*	Director	December 29, 2016
Joan Giacinti

*By C. Russel Hansen, Jr., signed pursuant to a Power of Attorney dated December 27, 2016 included as Exhibit 24.1 hereto.

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
24.1	Power of Attorney